Exhibit 10.3(b)

AVNET, INC.

AWARD LETTER FOR

PERFORMANCE STOCK UNITS AWARD UNDER THE

AVNET, INC. 2021 STOCK COMPENSATION AND INCENTIVE PLAN

Avnet, Inc. hereby grants to the Grantee named below an award (“Award”) of performance stock units (“PSUs”) specified below pursuant to the Avnet, Inc. 2021 Stock Compensation and Incentive Plan (“Plan”) and upon the terms and conditions set forth in this Award Letter, the Plan and the Standard Terms and Conditions for Performance Stock Unit Awards (“Standard Terms and Conditions”) attached to this Award Letter.

The PSUs shall entitle the Grantee to earn a number of shares of Avnet’s common stock (“Stock”) ranging from 0% - 200% of the Target Number of PSUs set forth below, based on the attainment of performance goals and subject to the satisfaction of continued employment requirements, each as described below.

Grant Date: [__________] (“Grant Date”)

Grantee: [__________] (“Grantee”)

Target Number of PSUs: [______] (“Target Award”)

Maximum Number of PSUs: 200% of Target Award

Performance Period: [_________ through _______] (“Performance Period”)

Vesting Schedule: As set forth in the Standard Terms and Conditions.

By accepting this Award, the Grantee acknowledges that he or she has received and read, and agrees that these PSUs shall be subject to the terms of the Plan, this Award Letter and the attached Standard Terms and Conditions.

Avnet, Inc.

By: ______________

Title: _____________

AVNET, INC.

STANDARD TERMS AND CONDITIONS

FOR PERFORMANCE STOCK UNIT AWARDS UNDER THE

AVNET, INC. 2021 STOCK COMPENSATION AND INCENTIVE PLAN

FISCAL 20[__] - FISCAL 20[__] PERFORMANCE PERIOD

These Standard Terms and Conditions for Performance Stock Unit Awards (“Standard Terms and Conditions”) apply to the grant (“Award”) of the performance stock units (“PSUs”) on the Grant Date by Avnet, Inc. (“Avnet” or the “Company”) to the Grantee pursuant to the Award Letter and Avnet, Inc. 2021 Stock Compensation and Incentive Plan (“Plan”). These Standard Terms and Conditions apply to any performance stock units granted under the Plan. For purposes of these Standard Terms and Conditions, the term “Company” refers to Avnet and its subsidiaries.

1.	TERMS OF PSUs

Provided that the Grantee has accepted these Standard Terms and Conditions on or before [Acceptance Date], the Company has granted to the Grantee an Award of PSUs covering the shares of Avnet’s common stock (“Stock”) as provided in the Award Letter, subject to the terms and conditions set forth in these Standard Terms and Conditions and the Plan.

2.	VESTING AND PERFORMANCE

The number of PSUs that become vested shall be determined based upon the achievement of performance goals over the 3-year Performance Period as set forth below and are subject to the provisions of these Standard Terms and Conditions and the Plan. Except as set forth elsewhere in these Standard Terms and Conditions, the vesting of the PSUs is subject to (a) the Grantee remaining continuously employed by, or in the service of, the Company from the Grant Date through the last day of the Performance Period (as described in Section 3, below), and (b) Avnet achieving the performance goals as set forth below.

[Performance goals]

Except as expressly provided otherwise in Sections 4 and 5 herein below, any PSUs that do not vest in accordance with the foregoing shall be forfeited without consideration.

Following the vesting of all or a portion of the PSUs, one share of Stock shall be issuable for each PSU that vests (the “PSU Shares”). Thereafter, Avnet shall transfer such PSU Shares to the Grantee as soon as practicable after the end of the Performance Period and satisfaction of all required tax withholding obligations, securities law registration and other requirements, and applicable stock exchange listing, and in any event no later than December 31st of the calendar year in which the Performance Period ends.

No fractional shares shall be issued with respect to vesting of PSUs.

The Grantee shall not acquire or have any rights as a shareholder of Avnet by virtue of the Award evidenced by the Award Letter or these Standard Terms and Conditions until the PSU Shares issuable pursuant to this Award are actually issued and delivered to the Grantee in accordance with the terms of the Plan, the Award Letter and these Standard Terms and Conditions.

3.	TERMINATION OF EMPLOYMENT OR SERVICE

Except as provided below with respect to death, disability, or Retirement (as defined below), if the Grantee ceases to be employed by, or ceases providing services to, the Company for any reason before the end of the Performance Period, the Grantee shall immediately forfeit all of the PSUs without consideration.

4.	DEATH OR DISABILITY OF GRANTEE

If the Grantee’s employment with or service to the Company terminates or ceases by reason of the Grantee’s death or disability (as determined by the Administrator in its sole discretion), the Grantee shall vest in a pro-rata share of the PSUs equal to the number of PSUs that would have become vested had the Grantee remained continuously employed by, or provided services to, the Company through the end of the Performance Period (based on Avnet’s performance through the end of the Performance Period), multiplied by a fraction, the numerator of which is the number of full calendar quarters in the Performance Period that have been completed as of the date of death or disability, and the denominator of which is 12. If a Grantee on long-term disability leave does not provide services to the Company for 12 consecutive months, the pro-ration described in this Section 4 shall apply as if such Grantee terminated employment on the first anniversary of such long-term disability leave; provided that if the Grantee qualifies for Retirement (as described in Section 5 below) before the end of such 12 consecutive month period, vesting shall be determined in accordance with Section 5 below. The number of PSU Shares payable (before application of the pro-ration rule set forth in this Section 4) and the timing of the transfer of such PSU Shares shall be determined in accordance with Section 2 above without regard to the service requirement set forth therein. All non-vested PSUs shall be forfeited.

5.	RETIREMENT

If the Grantee’s employment with or service to the Company terminates or ceases by reason of the Grantee’s Retirement (as defined herein) on or after the one-year anniversary of the Grant Date and before the Award has become fully vested, the Grantee shall vest in the PSUs equal to the number of PSUs that would have become vested had the Grantee remained continuously employed by the Company through the end of the Performance Period (based on Avnet’s performance through the end of the Performance Period). For purposes hereof, a cessation of employment will be treated as a “Retirement” if (and only if) (a) the cessation of employment occurs after (I) the Grantee has attained at least age 55 and been credited with at least five years of service with the Company and (II) the combination of the Grantee’s age plus years of service is no less than 65; and (b) the Grantee has signed a non-competition agreement in a form acceptable to the Company.  The number of PSU Shares payable and the timing of the transfer of such PSU Shares shall be determined in accordance with Section 2 above without regard to the service requirement set forth therein.  All non-vested PSUs shall be forfeited.

6.	TAXES

The Grantee acknowledges that the delivery of PSU Shares will generally give rise to a withholding tax obligation, and that the issuance of PSU Shares hereunder is conditioned on timely satisfying such withholding obligation. The Grantee shall make arrangements satisfactory to the Company for satisfying such withholding obligations. For Grantees residing in the United States, Canada, Austria, Ireland, Italy, Germany, Spain and the United Kingdom, the Company will issue “net shares,” meaning that PSU Shares will be withheld to cover the estimated withholding tax liability. Grantees residing in other countries are subject to the laws of the appropriate tax jurisdiction. No provision of the Plan, the Award Letter or these Standard Terms and Conditions shall be construed to transfer to the Company or any of its affiliates any responsibility of the Grantee to pay any income, employment, excise, or other taxes attributable to a PSU.

These Standard Terms and Conditions shall be interpreted consistently with the intent to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, such that there are no adverse tax consequences, interest, or penalties as a result of any amount paid or payable as a result of the Award of the PSUs. Any ambiguity or inconsistency in the provisions of these Standard Terms and Conditions shall be resolved consistent with such intent.

7.	THE PLAN; DEFINED TERMS; ENTIRE AGREEMENT

In addition to these Standard Terms and Conditions, the PSUs shall be subject to the terms of the Plan and the Award Letter, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan and Award Letter, and the rules of construction set forth in the Plan shall also apply to these Standard Terms and Conditions.

The Award Letter, these Standard Terms and Conditions, and the Plan constitute the entire understanding between the Grantee and the Company regarding the PSUs. Any prior agreements, commitments, or negotiations concerning the PSUs are superseded.

8.	RESTRICTIONS ON RESALES

The Company may impose such restrictions, conditions, and limitations as it determines appropriate as to the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any PSU Shares, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Grantee and other holders of awards granted under the Plan, (c) requiring acknowledgment and acceptance of these Standard Terms and Conditions, and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

9.	NO ASSIGNMENT

PSUs granted under the Plan may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated until after the PSUs have vested and the corresponding PSU Shares have been issued, except to the limited extent, if at all, permitted by the Plan and approved by the Administrator in its sole discretion.

10.	GENERAL

If any provision of these Standard Terms and Conditions is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction, or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors, and assigns.

The Grantee acknowledges that a copy of the Plan, the Plan prospectus, and Avnet’s most recent annual report to its shareholders has been delivered or made available to the Grantee.

Nothing in the Plan, the Award Letter, these Standard Terms and Conditions, or any other instrument executed pursuant to the Plan shall confer upon the Grantee any right to continue in the Company’s employ or service or limit in any way the Company’s right to terminate the Grantee’s employment or service at any time and for any reason. As this grant was made in the absolute discretion of management and the Administrator, receipt of this Award does not confer upon the Grantee any right to future awards or participation in any equity compensation program.

Neither this Award nor any PSU Shares issuable hereunder shall be included in compensation for purposes of determining the amount payable to or on behalf of the Grantee under any pension, savings, retirement, life insurance, severance, or other employee or director benefits arrangement of the Company, unless otherwise determined by the plan sponsor.

The Plan, the Award Letter and these Standard Terms and Conditions shall be governed, construed, interpreted, and administered solely in accordance with the laws of the state of New York, without regard to principles of conflicts of law.

All questions arising under the Plan, the Award Letter and these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion. It is expressly understood that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, the Award Letter and these Standard Terms and Conditions. All such determinations shall be binding upon the Grantee.